Exhibit 10.1

SIXTH AMENDMENT

THIS SIXTH AMENDMENT (the “Amendment”) is made and entered into as of March 19, 2012, by and between 4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company, (“Landlord”) and MEDICINOVA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated January 28, 2004, which lease has been previously amended by a First Amendment dated August 10, 2004, a Second Amendment dated March 21, 2005, a Third Amendment dated January 31, 2008, Fourth Amendment dated October 3, 2008, and a Fifth Amendment dated July 6, 2011 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 5,089 rentable square feet described as Suite No. 950 (the “Premises”), on the 9th floor of the building located at 4350 La Jolla Village Drive, San Diego, California (the “Building”).

B.	The Lease by its terms shall expire on May 31, 2012 (“Fourth Prior Termination Date”), and the parties desire to extend the Term of the Lease all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Extension. The Term of the Lease is hereby extended and shall expire on February 28, 2013 (“Fourth Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Fourth Prior Termination Date (“Fourth Extension Date”) and ending on the Fourth Extended Termination Date shall be referred to herein as the “Fourth Extended Term”.

II.	Base Rent. As of the Fourth Extension Date, the schedule of Base Rent payable with respect to the Premises during the Fourth Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Base Rent
6/1/12 – 2/28/13	$2.49	$12,672.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Expenses and Taxes. For the period commencing on the Fourth Extension Date and ending on the Fourth Extended Termination Date, Tenant shall be obligated to pay Tenant’s Pro Rata Share of Expenses and Taxes accruing in connection with the Premises in accordance with the terms of the Lease.

IV.	Security Deposit. No additional security deposit shall be required in connection with this Amendment.

V.	Improvements to Premises.

A.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 9.03 of the Lease.

VI. Parking. Notwithstanding any contrary provision in Exhibit G to the Lease, “Parking Agreement,” as amended, effective as of the Fourth Extension Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a minimum of 15, but no more than 17, unreserved parking spaces in the Parking Facility at the rate of $55.00 per stall per month through the Fourth Extended Term.

VII.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (“OFAC”). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VIII.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

H.	Nondisclosure of Terms. Except (i) as required by law; (ii) in connection with a dispute or litigation hereunder; (iii) as required by subpoena; or (iv) pursuant to regulations and statutes for publicly traded entities, Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Landlord acknowledges that Tenant is required to file this Amendment with the Securities Exchange Commission.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company		MEDICINOVA, INC., a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ MICHAEL D. COFFEE
	Steven M. Case	Printed Name:	MICHAEL D. COFFEE
	Executive Vice President	Title:	Chief Business Officer
Office Properties

By:	/s/ Michael T. Bennett	By:	/s/ Kirk Johnson
	Michael T. Bennett	Printed Name:	Kirk Johnson
	Senior Vice President, Operations	Title:	CSO
Office Properties

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